Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Date Submitted: October 20, 2005 NASDAQ Symbol: FBMI	Contact:	Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
THIRD QUARTER AND YEAR-TO-DATE 2005 RESULTS

Highlights Include:
•	Earnings per share (diluted) of $0.48 for the third quarter of 2005, compared to $0.46 in the second quarter of 2005 and $0.47 in the third quarter of 2004
•	Earnings per share (diluted) of $1.33 in the first nine months of 2005 compared to $1.34 in the first nine months of 2004
•	Keystone Community Bank acquisition (Kalamazoo/Portage and Southwest Michigan) completed on October 1, 2005
•	Assets top $1 Billion on October 1, 2005

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation announced earnings per share of $0.48 for the third quarter of 2005, compared to $0.47 for the third quarter of 2004, an increase of 2.1%. Net income was $2,597,000 for the quarter ended September 30, 2005, compared to $2,657,000 for the quarter ended September 30, 2004. Returns on average assets and average equity for the third quarter of 2005 were 1.22% and 13.5%, respectively, compared with 1.33% and 13.8%, respectively, in the third quarter of 2004. All per share amounts are fully diluted amounts and have been adjusted to reflect the 5% stock dividend paid in December 2004.

For the first nine months of 2005, earnings per share of $1.33 compared to $1.34 for the first nine months of 2004, a decrease of 0.7%. Net income was $7,242,000 for the nine months ended September 30, 2005, compared to $7,903,000 for the nine months ended September 30, 2004. Returns on average assets and average equity for the first nine months of 2005 were 1.18% and 13.1%, respectively, compared with 1.35% and 12.9%, respectively, in the first nine months of 2004.

Both the third quarter and the nine-month comparisons were affected by provision for loan loss expense. Provision expense remains at relatively low levels in 2005 due to continuing good asset quality, low levels of charge-offs, and adequate reserves. However, as disclosed in 2004, there were payoffs and pay downs of certain loans which were considered troubled and for which specific reserves had been established. These payoffs and pay downs resulted in negative provision expense in 2004. The benefit to 2004 earnings per share, assuming the provision expense had been the same as in 2005, was $0.05 in the third quarter of 2004 and $0.07 in the first nine months of 2004. Therefore, on a normalized basis, the earnings per share of $0.48 in the third quarter of 2005 represent a 14.3% increase from the normalized third quarter of 2004, and the earnings per share of $1.33 in the first nine months of 2005 represent a 5.1% increase from the normalized first nine months of 2004.

The nine-month comparison is also affected by much stronger mortgage revenue in 2004 than in 2005, with mortgage gains down 37% this year. The capital management strategies of share repurchases and the self tender offer executed primarily in 2004 improved earnings per share and return on equity.

Growth in Firstbank’s balance sheet continued as total assets reached $861 million, 7.8% above the year-ago level. With the addition of Keystone Community Bank through the acquisition of Keystone Financial Corporation, which was completed on October 1, 2005, Firstbank’s total assets top $1 billion. Growth in Firstbank’s loan portfolio has already been aided by the addition of $12 million of participations in loans originated by Keystone. Total portfolio loans at the end of the third quarter of 2005 were 7.5% above the level at September 30, 2004. Commercial and commercial real estate loans increased 9.5% above the year-ago level, and residential mortgage loans increased 9.6%. Total deposits as of September 30, 2005, were 7.2% above the year-ago level, with savings deposits increasing 33.3% as a result of in-market promotions.

Firstbank’s net interest margin, at 4.46% in the third quarter of 2005, increased 0.07% from the 4.39% level achieved in the second quarter of 2005, exhibiting primarily the benefit of prepayment fees collected as certain customers switched from variable to fixed rate borrowing and also some benefit from positive rate sensitivity. For the nine months of 2005, the net interest margin was 4.43%, down 0.02% from the year-ago period. The benefits of increases in the prime rate have been tempered by the flattening of the yield curve, as rising rates in Firstbank’s variable rate commercial loan portfolio have been offset by lower spreads achieved on new and renewed fixed rate loans. The consolidated net interest margin in the fourth quarter is expected to be negatively impacted by approximately 0.09% due to the inclusion of funding costs related to the acquisition of Keystone, and because Keystone Community Bank has a lower net interest margin than Firstbank’s net interest margin.

Supported by growth in loans and other earning assets, net interest income in the third quarter of 2005 increased 6.5% from the level in the third quarter of 2004. Non-interest income in the third quarter of 2005 increased 6.1% from the year-ago quarter.

Mr. Sullivan stated, “We are looking forward to serving customers in the Kalamazoo/Portage and Southwest Michigan communities. The Firstbank and Keystone management teams are working together very well, and we are all excited about the opportunities and benefits we bring to each other. We continue to focus our efforts on growing revenues by providing more products and services to existing customers and serving new customers. We believe the staffs of all of our banks are enthusiastic and capable servants of their customers’ needs. While our year-to-date earnings comparisons to prior periods have been affected by the absence of the very strong mortgage business that benefited us so much over the past two and three years, we are encouraged that we achieved an increase in mortgage gains in the third quarter of 2005 compared to the second quarter of 2005.”

Total non-interest expenses in the third quarter of 2005 increased 3.0% from the second quarter of 2005 and included a $74,000 prepayment fee on $10 million of Federal Home Loan Bank Advances. Salaries and employee benefits expense for the first nine months of 2005 were 0.4% below the year-ago level.

Shareholders’ equity increased 2.2% in the third quarter of 2005. Firstbank did not repurchase shares in the third quarter of 2005, as capital is being maintained at an appropriate level in consideration of the acquisition of Keystone Financial Corporation, which was consummated on October 1, 2005. The ratio of average equity to average assets stood at 9.1% in the third quarter of 2005, compared to 9.0% in the second quarter of 2005 and 9.6% in the third quarter of 2004.

Firstbank’s mortgage servicing portfolio was $472.2 million as of September 30, 2005, compared to $472.8 million at June 30, 2005, and $472.5 million at September 30, 2004.

Firstbank’s asset quality measures remained strong. Net charge-offs declined to $80,000 in the third quarter of 2005, or 0.05% annualized as a percentage of average loans, compared to $106,000, or 0.06% annualized as a percentage of average loans in the second quarter of 2005. The ratio of non-performing loans to loans was 0.42% as of September 30, 2005, compared to 0.41% at June 30, 2005, and 0.37% at September 30, 2004. While non-performing loans totaled only $3,033,000 at September 30, 2005, Firstbank’s lenders currently are working with a borrower of approximately $3 million whose loans potentially could become non-performing in the fourth quarter. Adequate specific reserves already exist in Firstbank’s allowance for loan losses to cover any potential loss related to this credit.

With the addition of Keystone, Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.0 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, increases in interest rates and positioning of balance sheets to benefit net interest margins and earnings. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three months Ended:			Nine months Ended:

	Sep 30 2005	Jun 30 2005	Sep 30 2004	Sep 30 2005	Sep 30 2004

Interest income:
Interest and fees on loans	$12,199	$11,353	$10,378	$34,399	$30,616
Investment securities
Taxable	489	504	449	$1,451	$1,212
Exempt from federal income tax	233	231	234	712	704
Short term investments	40	30	30	104	86

Total interest income	12,961	12,118	11,091	36,666	32,618

Interest expense:
Deposits	2,972	2,617	1,878	7,832	5,479
Notes payable and other borrowing	1,343	1,237	1,097	3,776	3,122

Total interest expense	4,315	3,854	2,975	11,608	8,601

Net interest income	8,646	8,264	8,116	25,058	24,017
Provision for loan losses	73	73	(374)	154	(505)

Net interest income after provision for loan losses	8,573	8,191	8,490	24,904	24,522

Noninterest income:
Gain on sale of mortgage loans	438	431	467	1,324	2,098
Service charges on deposit accounts	778	783	730	2,281	2,082
Gain on sale of securities	5	17	10	34	21
Mortgage servicing	48	30	34	126	(42)
Other	1,301	1,336	1,182	3,615	3,450

Total noninterest income	2,570	2,597	2,423	7,380	7,609

Noninterest expense:
Salaries and employee benefits	3,896	3,836	3,888	11,619	11,667
Occupancy and equipment	1,011	969	986	2,996	2,878
Amortization of intangibles	75	75	76	226	227
FDIC insurance premium	20	21	21	62	64
Michigan single business tax	0	0	0	0	0
Other	2,308	2,193	2,008	6,717	5,617

Total noninterest expense	7,310	7,094	6,979	21,620	20,453

Income before federal income taxes	3,833	3,694	3,934	10,664	11,678
Federal income taxes	1,236	1,186	1,277	3,422	3,775

Net Income	$2,597	$2,508	$2,657	$7,242	$7,903

Fully Tax Equivalent Interest Income	$8,781	$8,398	$8,249	$25,471	$24,390

Per Share Data:
Basic Earnings	$0.48	$0.47	$0.48	$1.35	$1.37
Diluted Earnings	$0.48	$0.46	$0.47	$1.33	$1.34
Dividends Paid	$0.22	$0.22	$0.20	$0.65	$0.59

Performance Ratios:
Return on Average Assets*	1.22%	1.23%	1.33%	1.18%	1.35%
Return on Average Equity*	13.5%	13.6%	13.8%	13.1%	12.9%
Net Interest Margin (FTE) *	4.46%	4.39%	4.44%	4.43%	4.45%
Book Value Per Share+	$14.35	$14.10	$13.43	$14.35	$13.43
Average Equity/Average Assets	9.1%	9.0%	9.6%	9.1%	10.5%
Net Charge-offs	80	106	64	647	327
Net Charge-offs as a % of Average Loans^*	0.05%	0.06%	0.04%	0.13%	0.07%

* Annualized
+ Period End
^ Total loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Sep 30 2005	Jun 30 2005	Dec 31 2004	Sep 30 2004

ASSETS

Cash and cash equivalents:
Cash and due from banks	$24,396	$26,541	$23,715	$31,087
Short term investments	211	4,826	2,057	4,136

Total cash and cash equivalents	24,607	31,367	25,772	35,223

Securities available for sale	73,161	77,803	72,475	63,327
Federal Home Loan Bank stock	5,563	5,563	5,355	5,303
Loans:
Loans held for sale	204	1,533	1,969	434
Portfolio loans:
Commercial	116,827	104,761	110,261	110,726
Commercial real estate	249,071	242,321	225,372	223,307
Residential mortgage	245,250	243,718	231,213	223,808
Real estate construction	48,772	37,793	47,920	50,682
Consumer	55,666	55,166	54,491	56,871
Credit card	1,802	1,799	1,830	1,832

Total portfolio loans	717,388	685,558	671,087	667,226
Less allowance for loan losses	(10,087)	(10,094)	(10,581)	(10,795)

Net portfolio loans	707,301	675,464	660,506	656,431

Premises and equipment, net	17,191	17,126	17,658	17,860
Goodwill	4,465	4,465	4,465	4,880
Other intangibles	2,165	2,245	2,395	2,471
Other assets	26,552	15,121	15,540	12,873

TOTAL ASSETS	$861,209	$830,687	$806,135	$798,802

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	107,559	109,269	106,208	111,165
Interest bearing accounts:
Demand	157,371	160,576	177,067	182,221
Savings	134,679	131,589	100,277	101,048
Time	245,583	222,420	219,715	207,514

Total deposits	645,192	623,854	603,267	601,948

Securities sold under agreements to
repurchase and overnight borrowings	37,465	34,374	39,100	36,021
FHLB Advances and notes payable	79,941	76,256	71,430	81,462
Subordinated Debt	10,310	10,310	10,310	0
Accrued interest and other liabilities	11,215	10,472	9,164	8,305

Total liabilities	784,123	755,266	733,271	727,736

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized *	65,651	65,155	64,713	56,662
Retained earnings	11,583	10,166	7,816	13,740
Accumulated other comprehensive income	(148)	100	335	664

Total shareholders' equity	77,086	75,421	72,864	71,066

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$861,209	$830,687	$806,135	$798,802

* Common stock shares issued and outstanding	5,372,849	5,350,816	5,322,137	5,289,895

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.42%	0.41%	0.28%	0.37%
Non-Perf. Loans + OREO / Loans^ + OREO	0.52%	0.54%	0.42%	0.43%
Non-Performing Assets / Total Assets	0.43%	0.45%	0.35%	0.36%
Allowance for Loan Loss as a % of Loans^	1.41%	1.47%	1.58%	1.62%
Allowance / Non-Performing Loans	333%	356%	568%	438%

Quarterly Average Balances:
Total Portfolio Loans^	$701,592	$678,835	$663,475	$661,813
Total Earning Assets	785,503	765,888	746,814	741,979
Total Shareholders' Equity	76,256	74,009	72,021	76,450
Total Assets	842,529	821,362	799,688	793,781
Diluted Shares Outstanding	5,449,256	5,425,421	5,420,497	5,665,732
^ Total Loans less loans held for sale